Exhibit 99.1

David Crittenden — Financial MSX International 248-829-6031 dcrittenden@msxi.com Bruce Wagner — Media MSX International 248-829-6254 bwagner@msxi.com

MSX International to offer senior secured notes

SOUTHFIELD, Mich., July 7, 2003 — MSX International, Inc., a global provider of technical business services, announced today that it expects to make a private offer of approximately $100,000,000 of Senior Secured Notes due 2007. The notes will be guaranteed by MSX International and certain of its subsidiaries and will be secured by substantially all of MSX International’s assets and the assets of the guarantors, subject to a lien securing MSX International’s senior credit facility. The company intends to use the net proceeds from the sale of the notes to repay existing bank indebtedness that matures from December 2004 through December 2006.

MSX International expects to offer the notes in reliance upon an exemption from registration under the Securities Act of 1933 for an offer and sale of securities that does not involve a public offering. The notes will not be registered under the Securities Act of 1933 and therefore may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements of the Securities Act of 1933 and applicable state securities laws. This press release does not and will not constitute an offer to sell or the solicitation of an offer to buy the notes, nor shall there be any sale of the notes in any state in which any such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

MSX International, headquartered in Southfield, Mich., is a global provider of technical business services. The company combines innovative people, standardized processes and today’s technologies to deliver a collaborative, competitive advantage. MSX International has over 7,000 employees in 25 countries. Visit their web site at http://www.msxi.com.

Certain of the statements made in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current management projections and expectations. They involve significant risks and uncertainties. As such, they are not guarantees of future performance. MSX International disclaims any intent or obligation to update such statements.

Actual results may vary materially from those in the forward-looking statements as a result of any number of factors, many of which are beyond the control of management. These important factors include: our leverage and related exposure to changes in interest rates; our reliance on major customers in the automotive industry and the timing of their product development and other initiatives; the market demand for our technical business services in general; our ability to recruit and place qualified personnel; delays or unexpected costs associated with cost reduction efforts; risks associated with operating internationally, including economic, political and currency risks; and risks associated with our acquisition strategy. Additional information concerning these and other factors are discussed under the heading “Item 7 — Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K (dated March 27, 2003), and in other filings with the Securities and Exchange Commission.